Exhibit 4.1
ROYAL CARIBBEAN CRUISES LTD., as Issuer
and
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

FIRST SUPPLEMENTAL INDENTURE
Dated as of July 6, 2009

SENIOR DEBT SECURITIES
Supplemental to Indenture dated as of July 31, 2006

          FIRST SUPPLEMENTAL INDENTURE, dated as of July 6, 2009 (the “First Supplemental Indenture”), between ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation (hereinafter called the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (as successor to The Bank of New York Trust Company, N.A.), as trustee under the Indenture referred to below (hereinafter called the “Trustee”).
          WHEREAS, the Company entered into an Indenture dated as of July 31, 2006 (the “Basic Indenture”, all capitalized terms used in this First Supplemental Indenture and not otherwise defined being used as defined in the Basic Indenture) with the Trustee, for the purposes of issuing its unsecured and unsubordinated indebtedness in one or more series (the “Securities”) in such principal amount or amounts as may from time to time be authorized by or pursuant to the authority granted in one or more resolutions of the Board of Directors of the Company; and
          WHEREAS, the Company proposes to issue a series of Securities denominated its 11.875% Senior Notes due 2015” (such Securities being referred to herein as the “Senior Notes”); and
          WHEREAS, Sections 901(6) and 901(10) of the Basic Indenture provide that without the consent of the Holders of the Securities of any series, the Company, when authorized by a Board Resolution, and the Trustee may enter into one or more indentures supplemental to the Basic Indenture (a) to establish the form or terms of Securities of any series as contemplated by Sections 201 and 301 thereof and (b) to cure any ambiguity, to correct or supplement any provision in the Basic Indenture which may be inconsistent with any other provision of the Basic Indenture or to make any other provisions with respect to matters or questions arising under the Basic Indenture, provided that such action shall not adversely affect the interests of the Holders of the Securities of any series in any material respect; and
          WHEREAS, the entry into this First Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Basic Indenture; and
          WHEREAS, all things necessary have been done to make this First Supplemental Indenture, when executed and delivered by the Company, the legal, valid and binding agreement of the Company, in accordance with its terms.
NOW, THEREFORE, THIS INDENTURE WITNESSETH:
          The parties hereto mutually covenant and agree as follows:

          SECTION 1. The Basic Indenture is hereby amended solely with respect to a series of Securities that consists of Senior Notes, as follows:
          (A) By amending Section 101 to add new definitions thereto in appropriate alphabetical sequences, as follows:
          “Attributable Debt” has the meaning specified in Section 1008.
          “Change of Control” means:
          (1) any “person” or “group” of related persons, other than a Permitted Holder, is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting stock of the Company;
          (2) the Company conveys, transfers or leases its properties and assets substantially as an entirety to any other person, other than to a Subsidiary of the Company or a Permitted Holder; or
          (3) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution, other than in connection with a transaction that complies with Section 801.
          For purposes of this definition, (a) “person” and “group” have the meanings they have in Sections 13(d) and 14(d) of the Exchange Act; and (b) “beneficial owner” is used as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all voting stock that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.
          “Change of Control Offer” has the meaning specified in Section 1011.
          “Change of Control Payment” has the meaning specified in Section 1011.
          “Change of Control Triggering Event” means the occurrence of both (i) a Change of Control and (ii) a Rating Decline associated with such Change of Control.
          “Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Senior Notes.
          “Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
          “Consolidated Net Tangible Assets” has the meaning specified in Section 1008.
          “Funded Debt” has the meaning specified in Section 1009.
          “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.
          An “Investment Grade” rating means a rating of Baa3 or better by Moody’s or BBB- or better by S&P, or, in the case of any other Rating Agency, a rating by such other Rating Agency that would allow the Senior Notes to be considered “investment grade securities” for purposes of General Instruction I.B.2 to Form S-3 under the Securities Act as in effect on the original issue date of the Senior Notes.
          “Mortgage” has the meaning specified in Section 1008.
          “Permitted Holder” means A. Wilhelmsen AS, Cruise Associates or any Affiliate of any of the foregoing; and, from and after any Change of Control Payment Date, any person or group, and any Affiliate of any person or group, whose acquisition of voting stock of the Company gave rise to any previous Change of Control. An “Affiliate” of a person (the “first person”) means any other person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the first person.
          “Principal Property” has the meaning specified in Section 1008.
          “Rating Agency” means either of (x) Moody’s Investors Service Limited (“Moody’s”) or (y) Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies Inc. (“S&P”); provided that if either Moody’s or S&P does not make a rating of the Senior Notes publicly available, the Company shall use commercially reasonable efforts to select a nationally recognized securities rating agency or agencies, as the case may be, which shall then be substituted for Moody’s or S&P or both of them, as the case may be; provided further, that in no event shall the Company have any obligation to maintain a rating of the Senior Notes.
          A “Rating Decline” shall be deemed to occur if during the period (the “Change of Control Period”) commencing on the date of the first public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control (the “Public Notice Date”) and terminating on the date that is 90 days after consummation of the Change of Control (provided that if a Rating Agency announces, after the Public Notice Date and before expiration of the Change of Control Period, that the rating of the Senior Notes is under review for possible downgrade by such Rating Agency, the Change of Control Period shall be extended until the first to occur of (x) the date that such Rating Agency announces the results of its review and (y) the date that is 180 days after consummation of the Change of Control), (i) there shall have occurred a decrease in the rating of the Senior Notes by either Rating Agency by one or more gradations, as measured against such Rating Agency’s rating of the Senior Notes immediately prior to the Public Notice Date, or (ii) either Rating Agency withdraws its rating of the Senior Notes, such that after such decrease or withdrawal the Senior Notes are not rated Investment Grade by such Rating Agency, and such Rating Agency does not thereafter during the Change of Control Period restore its Investment Grade rating of the Senior Notes.
          “Reference Treasury Dealer” means each of Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and Goldman, Sachs & Co., or their affiliates which are primary United States government securities dealers, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary United States government securities dealer in the United States (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer.
          “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 pm New York time on the third business day preceding such Redemption Date. On and after the Redemption Date, interest will cease to accrue on the Senior Notes or any portion of the Senior Notes called for redemption (unless the Company defaults in the payment of the Redemption Price and accrued interest).
          “Restricted Subsidiary” has the meaning specified in Section 1008.
          “Secured Debt” has the meaning specified in Section 1008.
          “Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.
          “Unrestricted Subsidiary” has the meaning specified in Section 1008.
          (B) By adding the following Section 114 to Article One:

          Section 114. Consent to Jurisdiction and Service of Process.
     The Company agrees that any legal suit, action or proceeding brought by any party to enforce any rights under or with respect to the Indenture or the Securities may be instituted in any state or federal court in The City of New York, State of New York, and waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and irrevocably submits to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding. The Company hereby irrevocably designates and appoints the Company’s General Counsel as the Company’s authorized agent to receive and forward on its behalf service of any and all process which may be served in any such suit, action or proceeding in any such court and agrees that service of process upon the Company’s General Counsel at his office at the Company, 1050 Caribbean Way, Miami, Florida 33132 and written notice of said service to the Company, mailed or delivered to the Company’s General Counsel, 1050 Caribbean Way, Miami, Florida 33132, shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding and shall be taken and held to be valid personal service upon the Company. Said designation and appointment shall be irrevocable. Nothing in this Section 114 shall affect the right of any party to the Indenture to serve process in any manner permitted by law or limit the right of any party to the Indenture to bring proceedings against the Company in the courts of any jurisdiction or jurisdictions. The Company further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Company’s General Counsel in full force and effect so long as the Indenture or any of the Securities shall be outstanding. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under the Indenture and the Securities, to the extent permitted by law.
          (C) By adding the following Section 115 to Article One:
          Section 115. No Recourse Against Others.
     A director, officer, stockholder or incorporator, as such, of the Company shall not have any liability for any obligation, covenant or agreement of the Company under this Indenture or any indenture supplemental hereto or in the Securities or for any claim based on, in respect of or by reason of such obligation, covenant or agreement or their creation under any rule of law, statute or constitutional provision or the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each Holder by accepting any of the Securities waives and releases all such liability.
          (D) By adding the following Section 311 to Article Three:
          Section 311. Additional Senior Notes
      Senior Notes in the aggregate principal amount of U.S.$300,000,000 are being initially issued pursuant to this First Supplemental Indenture. The Company may issue additional Senior Notes under this First Supplemental Indenture (the “Additional Notes”). The Senior Notes and any Additional Notes subsequently issued shall be treated as a single class and, unless otherwise specified, all references to Senior Notes shall include the Additional Notes for all purposes under the Indenture and this First Supplemental Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.
          (E) By adding the following Section 1008 to Article Ten:
          Section 1008. Restrictions on Secured Debt.
     (a) The Company covenants and agrees that it will not, and will not permit any Restricted Subsidiary to create, issue, incur, assume or guarantee any Secured Debt without making effective provision (and the Company covenants that in such case it will make or cause to be made effective provision) whereby the Senior Notes then outstanding and any other indebtedness of or guarantee by the Company or such Restricted Subsidiary then entitled thereto shall be secured by such Mortgage equally and ratably with (or prior to) any and all other obligations and indebtedness thereby secured for so long as any such other obligations and indebtedness shall be so secured, unless after giving effect thereto, the aggregate amount of all such Secured Debt plus all Attributable Debt of the Company and its Restricted Subsidiaries in respect of sale and leaseback transactions (as defined in Section 1009) involving Principal Properties (other than sale and leaseback transactions permitted by clause (a)(1) of Section 1009 in reliance upon one of the exclusions set forth in paragraphs (1) through (6) below and clause (a)(2) of Section 1009) would not exceed 10% of Consolidated Net Tangible Assets; provided, however, that this Section shall not apply to, and there shall be excluded from Secured Debt in any computation under this Section, indebtedness for money borrowed secured by:
          (1) Mortgages existing on the date of this First Supplemental Indenture;
          (2) Mortgages on any real or personal property of any Person, which Mortgages are existing at the time such Person became a Restricted Subsidiary, which Mortgage was not incurred in contemplation of such Person becoming a Restricted Subsidiary;
          (3) Mortgages in favor of the Company or any Restricted Subsidiary;
          (4) Mortgages existing on any real or personal property at the time it is acquired by the Company or a Restricted Subsidiary or created within 18 months after the date of such acquisition, conditional sale and similar agreements;
          (5) Mortgages on any real or personal property to secure the payment of all or any part of the purchase price or construction cost thereof or to secure any indebtedness for money borrowed incurred prior to, at the time of, or within 18 months after the acquisition, the completion of any construction or the commencement of full operation of such property, for the purpose of financing all or any part of the purchase price or construction cost thereof; and
          (6) Any extension, renewal or refunding (or successive extensions, renewals or refundings), as a whole or in part, of any Mortgage referred to in the foregoing clauses (1) to (5) inclusive; provided the principal amount of such extension, renewal or refunding may not exceed the principal amount of the Mortgage being extended, renewed or refunded plus the amount of any premium or other costs paid in connection with such extension, renewal or refunding.
     (b) “Attributable Debt” is defined as to any particular lease under which any Person is liable, at the time of determination, the present value (discounted at the interest rate implicit in the lease or, if not known, at the Company’s incremental borrowing rate) of the obligations of the lessee of the property subject to such lease for rental payments during the remaining term of the lease included in such transaction including any period for which such lease has been extended or may, at the sole option of the lessor, be extended or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.
     (c) “Consolidated Net Tangible Assets” is defined as (1) the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles would be included on a consolidated balance sheet of the Company and its Restricted Subsidiaries after deducting therefrom, without duplication, the sum of (i) all current liabilities except for (A) notes and loans payable, (B) current maturities of long term debt, (C) current maturities of obligations under capital leases and (D) customer deposits and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally accepted accounting principles would be included on such consolidated balance sheet, less (2) the amount which would be so included on such consolidated balance sheet for investments (less applicable reserves) (i) in Unrestricted Subsidiaries or (ii) in corporations while they were Unrestricted Subsidiaries but which at the time of computation are not Subsidiaries of the Company.
     (d) “Mortgage” is defined as and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.
     (e) “Principal Property” is defined as any real or personal property owned or leased by the Company or any Subsidiary the net book value of which on the date as of which the determination is being made exceeds 5% of the Company’s Consolidated Net Tangible Assets.
     (f) “Restricted Subsidiary” is defined as any Subsidiary which owns or leases a Principal Property and any other Subsidiary which has not been designated an Unrestricted Subsidiary.
     (g) “Secured Debt” is defined as indebtedness for money borrowed which is secured by a Mortgage on a Principal Property of the Company or any Restricted Subsidiary.
     (h) “Unrestricted Subsidiary” is defined as (1) any Subsidiary of the Company which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company pursuant to a Board Resolution) and (2) any Subsidiary of an Unrestricted Subsidiary.

          (F) By adding the following Section 1009 to Article Ten:
          Section 1009. Restrictions on Sales and Leasebacks.
     (a) Except for a sale or transfer between a Restricted Subsidiary and the Company or between Restricted Subsidiaries, the Company covenants and agrees that it will not and will not permit any Restricted Subsidiary to, sell or transfer any Principal Property owned by the Company or a Restricted Subsidiary, with the intention that the Company or any Restricted Subsidiary take back a lease thereof, except a lease for a period, including renewals, of less than three years, by the end of which period it is intended that the use of such Principal Property by the lessee will be discontinued (any such transaction being herein referred to as a “sale and leaseback transaction”) unless either:
          (1) the Company or such Restricted Subsidiary could incur Secured Debt pursuant to Section 1008 on the Principal Property to be leased in a principal amount equal to the Attributable Debt with respect to such sale and leaseback transaction without equally and ratably securing the Senior Notes; or
          (2)(A) the gross proceeds of the sale or transfer of the Principal Property leased pursuant to such arrangement equals or exceeds the fair market value of such Principal Property and (B) within one year after such sale or transfer of such Principal Property shall have been made by the Company or by a Restricted Subsidiary, the Company applies all of the net proceeds of the sale or transfer of the Principal Property leased pursuant to such arrangement to (i) the voluntary retirement of Funded Debt of the Company or any Restricted Subsidiary or (ii) the acquisition by the Company or a Restricted Subsidiary of one or more properties which on an aggregate basis have a purchase price in excess of 5% of Consolidated Net Tangible Assets (other than the Principal Property involved in such sale).
     (b) “Funded Debt” is defined as any indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed, whether secured or unsecured, maturing more than one year after the date of determination thereof and any indebtedness, regardless of its terms, renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than 360 days after the date of the creation of indebtedness.
          (G) By adding the following Section 1010 to Article Ten:

          Section 1010. Maintenance of Properties.
     The Company will cause all material properties owned by the Company or any Restricted Subsidiary or used or held for use in the conduct of its business or the business of any Restricted Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment (except for ordinary wear and tear) and will cause to be made all necessary repairs, renewals and replacements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this covenant shall prevent the Company or any Restricted Subsidiary from discontinuing the operation or maintenance of any properties if such discontinuation is, in the judgment of the Company, desirable in the conduct of its business or the business of any Restricted Subsidiary and not disadvantageous in any material respect to the Holders of the Senior Notes.
          (H) By adding the following Section 1011 to Article Ten:
          Section 1011. Purchase of Senior Notes upon a Change of Control.
     (a) If a Change of Control Triggering Event occurs, each Holder of the Senior Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 and integral multiples of $1,000 in excess thereof) of such Holder’s Senior Notes at a purchase price in cash equal to 101% of the principal amount of the Senior Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date). No purchase in part shall reduce the principal amount at maturity of the Senior Notes held by any Holder to below $1,000.
     (b) Within 30 days following any Change of Control Triggering Event, the Company will mail a notice (the “Change of Control Offer”) to each Holder of the Senior Notes, with a copy to the Trustee, stating:
          (1) that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Company to purchase such Holder’s Senior Notes at a purchase price in cash equal to 101% of the principal amount of such Senior Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a Regular Record Date to receive interest on the relevant Interest Payment Date) (the “Change of Control Payment”);

          (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”);
          (3) that the Change of Control Offer is being made pursuant to this Section 1011 and that all Senior Notes properly tendered pursuant to the Change of Control Offer will be accepted for payment on the Change of Control Payment Date;
          (4) the Change of Control Payment;
          (5) the names and addresses of the Paying Agent and the offices or agencies referred to in Section 1002;
          (6) that Senior Notes must be surrendered on or prior to the Change of Control Purchase Date to the Paying Agent at the office of the Paying Agent or to an office or agency referred to in Section 1002 to collect payment;
          (7) that the Change of Control Payment for any Senior Note which has been properly tendered and not withdrawn will be paid promptly following the Change of Control Payment Date;
          (8) other procedures that a Holder must follow to accept a Change of Control Offer or to withdraw such acceptance of the Change of Control Offer;
          (9) that any Senior Note not tendered will continue to accrue interest; and
          (10) that, unless the Company defaults in the payment of the Change of Control Payment, any Senior Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date.
In the case of a Change of Control Offer that is notified in accordance with the foregoing prior to a Change of Control Triggering Event, the Change of Control Offer may be conditioned on the occurrence of the Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
     (c) Upon receipt by the Company of the proper tender of Senior Notes, the Holder of the Senior Note in respect of which such proper tender was made shall (unless the tender of such Senior Note is properly withdrawn) thereafter be entitled to receive solely the Change of Control Payment with respect to such Senior Note. Upon surrender of any such Senior Note for purchase in accordance with the foregoing provisions, the Holder of such Senior Note shall be paid by the Company on the Change of Control Payment Date; provided, however, that installments of interest whose Stated Maturity is on or prior to the Change of Control Payment Date shall be payable to the Holders of such Senior Notes, or one or more Predecessor Securities, registered as such on the relevant Regular Record Dates according to the terms and the provisions of Section 307. If any Senior Note tendered for purchase in accordance with the provisions of this Section 1010 shall not be so paid upon surrender thereof, the principal thereof (and premium, if any, thereon) shall, until paid, bear interest from the Change of Control Payment Date at the rate prescribed therefor in such Senior Note. Holders electing to have Senior Notes purchased will be required to surrender such Senior Notes to the Paying Agent at the address specified in the Change of Control Offer at least one Business Day prior to the Change of Control Payment Date. Any Senior Note that is to be purchased only in part shall be surrendered to a Paying Agent at the office of such Paying Agent (with, if the Company, the Security Registrar or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Security Registrar or the Trustee, as the case may be, duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Senior Note without service charge, one or more new Senior Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for, the portion of the principal amount of the Senior Note so surrendered that is not purchased.
     (d) On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment Senior Notes or portions thereof (in integral multiples of $1,000 and integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount of money in same day funds sufficient to pay the aggregate Change of Control Payment in respect of all the Senior Notes or portions thereof (in integral multiples of $1,000 and integral multiples of $1,000 in excess thereof) which have been so tendered and (iii) deliver or cause to be delivered to the Trustee the Senior Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of the Senior Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to each Holder of the Senior Notes so tendered the Change of Control Payment for such Senior Notes, and the Company shall execute and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to such Holders a new Senior Note equal in principal amount to any unpurchased portion of the Senior Note surrendered, if any; provided that each such new Senior Note will be in a principal amount of $1,000 and integral multiples of $1,000 in excess thereof. Any Senior Notes not so accepted shall be promptly mailed or delivered by the Paying Agent at the Company’s expense to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer on the Change of Control Payment Date.
     (e) A tender made in response to a Change of Control Offer may be withdrawn if the Company receives, not later than one Business Day prior to the Change of Control Payment Date, a written notice of withdrawal, specifying, as applicable:
          (1) the name of the Holder;
          (2) the certificate number of the Senior Note in respect of which such notice of withdrawal is being submitted;
          (3) the principal amount of the Senior Note (which shall be $1,000 and integral multiples of $1,000 in excess thereof) delivered for purchase by the Holder as to which such notice of withdrawal is being submitted;
          (4) a statement that such Holder is withdrawing his election to have such principal amount of such Senior Note purchased; and
          (5) the principal amount, if any, of such Senior Note (which shall be $1,000 and integral multiples of $1,000 in excess thereof) that remains subject to the original Change of Control Offer and that has been or will be delivered for purchase by the Company.
     (f) Subject to applicable escheat laws, the Trustee and the Paying Agent shall return to the Company any cash that remains unclaimed, together with interest or dividends, if any, thereon, held by them for the payment of the Change of Control Payment; provided, however, that, (x) to the extent that the aggregate amount of cash deposited by the Company pursuant to clause (ii) of paragraph (d) above exceeds the aggregate Change of Control Payment of the Senior Notes or portions thereof to be purchased, then the Trustee shall hold such excess for the Company and (y) unless otherwise directed by the Company in writing, promptly after the Business

Day following the Change of Control Payment Date the Trustee shall return any such excess to the Company together with interest, if any, thereon.
     (g) If the Change of Control Payment Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, will be paid to the person in whose name a Senior Note is registered at the close of business on such Regular Record Date, and no additional interest will be payable to Holders who tender pursuant to the Change of Control Offer.
     (h) The Company shall comply, to the extent applicable, with the applicable tender offer rules, including Section 14(e) under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of this Section 1011 (other than the obligation to make a Change of Control Offer pursuant to this Section 1011), the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in this Section 1011 by virtue thereof.
     (i) Notwithstanding the foregoing, the Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer, in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all the Senior Notes validly tendered and not withdrawn under such Change of Control Offer.
          (I) By adding the following Section 1109 to Article Eleven:
The Company shall have the option to redeem the Senior Notes, in whole or in part, at any time and from time to time prior to their maturity, on at least 30 but not more than 60 days’ notice, at a Redemption Price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the remaining scheduled payments of the principal of and interest on the Senior Notes to be redeemed (exclusive of interest accrued to the Redemption Date), discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points plus accrued and unpaid interest thereon to the Redemption Date.
          (J) By amending the table of contents of the Basic Indenture to reflect the additions described in subsections (B) through (I) of this Section 1.

          SECTION 2. The Basic Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Basic Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument.
          SECTION 3. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this First Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.
          SECTION 4. All covenants and agreements in this First Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.
          SECTION 5. In case any provision in this First Supplemental Indenture or in the Senior Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions (or of the other series of Securities) shall not in any way be affected or impaired thereby.
          SECTION 6. Nothing in this First Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Holders of the Senior Notes any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.
          SECTION 7. This First Supplemental Indenture and each Senior Note shall be deemed to be a contract made under the laws of the State of New York and this First Supplemental Indenture and each such Senior Note shall be governed by and construed in accordance with the laws of the State of New York.
          SECTION 8. All terms used in this First Supplemental Indenture not otherwise defined herein that are defined in the Basic Indenture shall have the meanings set forth therein.
          SECTION 9. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.
          SECTION 10. Section 403 and Section 1004 of the Basic Indenture are applicable to the Senior Notes.

          IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

ROYAL CARIBBEAN CRUISES LTD.
By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:
Name:
Title:

First Supplemental Indenture

STATE OF	)
	)	ss.:
COUNTY OF	)
On the                      day of July, 2009, before me personally came                                                              , to me known, who, being by me duly sworn, did depose and say that he is                                          of ROYAL CARIBBEAN CRUISES LTD., one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.

Name:
Notary Public
State of
My Commission expires on
First Supplemental Indenture

STATE OF GEORGIA	)
	)	ss.:
COUNTY OF DEKALB	)
On the                      day of July, 2009, before me personally came                                                              , to me known, who, being by me duly sworn, did depose and say that he/she is                                          of THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., one of the corporations described in and which executed the foregoing instrument; that he/she knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he/she signed his/her name thereto by like authority.

Name:
Notary Public
State of
My Commission expires on
First Supplemental Indenture